Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2015, relating to the consolidated financial statements of Orbital ATK, Inc., appearing in the Transition Report on Form 10-K of Orbital ATK, Inc. for the transition period ended December 31, 2015.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

May 6, 2016